AMENDED AND RESTATED
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made as of the 1st day of July, 2009 (“Effective Date”), by and between ULTRA SERIES FUND (“TRUST”) a Massachusetts business trust, MOSAIC FUNDS DISTRIBUTOR, LLC (“DISTRIBUTOR”), a Wisconsin limited liability company, and CUNA MUTUAL INSURANCE SOCIETY (“LIFE COMPANY”), a life insurance company organized under the laws of the State of Iowa.

WHEREAS, TRUST is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end, diversified management investment company; and

WHEREAS, TRUST is organized as a series fund comprised of several portfolios (“Portfolios”), the currently available of which are listed on Appendix A; and

WHEREAS, TRUST was organized to act as the funding vehicle for certain variable life insurance and/or variable annuity contracts (“Variable Contracts”) offered by life insurance companies through separate accounts of such life insurance companies (“Participating Insurance Companies”); and

WHEREAS, TRUST has received an order from the SEC, dated July 24, 1997 (File No. 812-10398), granting Participating Insurance Companies and their separate accounts exemptions from certain provisions of the 1940 Act and its related rules, to the extent necessary to permit shares of the Portfolios of TRUST to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies and certain qualified pension and retirement plans (“Order”); and

WHEREAS, LIFE COMPANY has established or will establish one or more separate accounts (“Separate Accounts”) to offer Variable Contracts and is desirous of having TRUST as one of the underlying funding vehicles for such Variable Contracts; and

WHEREAS, DISTRIBUTOR is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934, as amended (“1934 Act”); and

WHEREAS, Madison Asset Management, LLC (“ADVISOR”) is the investment advisor of the Trust; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase shares of TRUST to fund the aforementioned Variable Contracts and TRUST is authorized to sell such shares to LIFE COMPANY at net asset value (“NAV”).

NOW, THEREFORE, in consideration of their mutual promises, LIFE COMPANY, TRUST, and DISTRIBUTOR agree as follows:

Article I. SALE OF TRUST SHARES

1.1           TRUST agrees to make available to the Separate Accounts of LIFE COMPANY  listed on Appendix B shares of the Portfolios for investment of proceeds from Variable Contracts allocated to the designated Separate Accounts, such shares to be offered as provided in TRUST’s then-current Prospectus.

1.2           TRUST agrees to sell to LIFE COMPANY those shares of the selected Portfolios of TRUST which LIFE COMPANY orders on behalf of the Separate Accounts, executing such orders on a daily basis at the NAV next computed after receipt by TRUST or its designee of the order for the shares of TRUST.  For purposes of this Section 1.2, LIFE COMPANY shall be the designee of TRUST for receipt of such orders and receipt by such designee shall constitute receipt by TRUST; provided that TRUST receives notice of such order by 9:30 a.m., Central Time (or such other time upon which both parties agree) on the next following Business Day.  “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which TRUST calculates its NAV pursuant to the rules of the SEC as described in the then-current registration statement of the Trust on Form N-1A.

1.3           TRUST agrees to redeem for cash, on LIFE COMPANY’s request, any full or fractional shares of TRUST held by LIFE COMPANY on behalf of the Separate Accounts, executing such requests on each Business Day at the NAV next computed after receipt by TRUST or its designee of the request for redemption.  For purposes of this Section 1.3, LIFE COMPANY shall be the designee of TRUST for receipt of requests for redemption and receipt by such designee shall constitute receipt by TRUST; provided that TRUST receives notice of such request for redemption by 9:30 a.m., Central Time (or such other time upon which both parties agree) on the next following Business Day.

1.4           TRUST shall furnish same-day notice to LIFE COMPANY of any income dividends or capital gain distributions payable on the shares of any Portfolio of TRUST.  LIFE COMPANY hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of the Portfolio.  TRUST shall notify LIFE COMPANY of the number of shares so issued as payment of such dividends and distributions.  LIFE COMPANY reserves the right to revoke this election by written notice to TRUST.

1.5           TRUST shall make the NAV per share for the selected Portfolios available to LIFE COMPANY on each Business Day as soon as reasonably practicable after the NAV per share is calculated but shall use its best efforts to make such NAV available by 5:30 p.m., Central Time.  If TRUST provides LIFE COMPANY with materially incorrect share NAV information through no fault of LIFE COMPANY, LIFE COMPANY on behalf of the Separate Accounts, shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct share NAV.

Any material error (determined in accordance with SEC guidelines) in the calculation of NAV per share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY.  In the event that such material error is the result of the TRUST’s (or its designated agents) gross negligence, the TRUST shall also be responsible for any of LIFE COMPANY’s reasonable administrative or other costs or losses incurred in correcting Variable Contract owner accounts.

1.6           At the end of each Business Day, LIFE COMPANY shall use the information described in Section 1.5 to calculate Separate Account unit values for the day.  Using these unit values, LIFE COMPANY shall process each such Business Day’s Separate Account transactions based on requests and premiums received by it by the time as of which the TRUST calculates its share price as disclosed in the prospectus for the TRUST to determine the net dollar amount of TRUST shares which shall be purchased or redeemed at that day’s closing NAV per share. The net share purchase or redemption orders so determined shall be transmitted to TRUST by LIFE COMPANY by 9:30 a.m., Central Time (or such other time upon which both parties agree) on the Business Day next following LIFE COMPANY’s receipt of such requests and premiums in accordance with the terms of Sections 1.2 and 1.3 hereof.

1.7           If LIFE COMPANY’s order requests the net purchase of TRUST shares, LIFE COMPANY shall pay for such purchase by wiring federal funds to TRUST or its designated custodial account on the day the order is actually transmitted by LIFE COMPANY by 2:00 p.m., Central Time (or such other time upon which both parties agree).  If LIFE COMPANY’s order requests a net redemption resulting in a payment of redemption proceeds to LIFE COMPANY, TRUST shall wire the redemption proceeds to LIFE COMPANY on the day the order is actually received by TRUST by 2:00 p.m., Central Time (or such other time upon which both parties agree) unless doing so would require TRUST to dispose of portfolio securities or otherwise incur additional costs, but in such event, proceeds shall be wired to LIFE COMPANY within seven business days and TRUST shall notify the person designated in writing by LIFE COMPANY as the recipient for such notice of such delay by 2:00 p.m., Central Time (or such other time upon which both parties agree) the same business day that LIFE COMPANY transmits the redemption order to TRUST.

1.8           Notwithstanding Section 1.7, TRUST reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act and any rules thereunder.

1.9           TRUST agrees that all shares of the Portfolios of TRUST will be sold only to Participating Insurance Companies which have agreed to participate in TRUST to fund their Separate Accounts, the TRUST’s investment advisor, the insurance company depositor of a variable life insurance account and/or to certain qualified pension and other retirement plans, all in accordance with the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended (“Code”) and Treasury Regulation 1.817-5.  Shares of the Portfolios of TRUST will not be sold directly to the general public.

1.10           TRUST may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board of Trustees of TRUST (“Board”), acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deemed necessary and in the best interests of the shareholders of such Portfolios.

1.11           The issuance and transfer of TRUST shares shall be by book entry only.  Share certificates will not be issued to LIFE COMPANY or the Separate Accounts.

1.12           TRUST represents and warrants that each Portfolio complies with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code.  TRUST further represents that it will make every effort to maintain each Portfolio’s compliance with the diversification requirements. TRUST will notify LIFE COMPANY immediately if TRUST has reason to believe that a Portfolio has ceased to comply with the diversification requirements or may cease to comply in the future. In the event of a breach of this Section, TRUST will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.

1.13           LIFE COMPANY shall be fully responsible as to TRUST and DISTRIBUTOR for the underwriting, issuance, service, administration, sale and marketing of the Variable Contracts.  LIFE COMPANY shall provide Variable Contracts, the Variable Contracts’ and TRUST’s prospectuses, Variable Contracts’ and TRUST’s statements of additional information, and all amendments or supplements to any of the foregoing to Variable Contract owners and prospective Variable Contract owners, all in accordance with state and federal laws.  LIFE COMPANY shall take reasonable steps to ensure that (1) all persons offering or selling the Variable Contracts are duly licensed and registered under applicable insurance and securities laws; (2) all individuals offering or selling the Variable Contracts are duly appointed agents of LIFE COMPANY and are registered representatives of a Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealer; (3) the Variable Contracts’ prospectuses describe distribution and compensation arrangements for the sale of the Variable Contracts adequately; and (4) that all complaints from Variable Contract owners are promptly addressed and that such complaints are settled consistent with high ethical standards and principles of ethical conduct.

1.14           LIFE COMPANY has reasonable policies and procedures to comply with all applicable state and federal laws and regulations addressing anti-money laundering, including those adopted by the Federal Financial Crimes Enforcement Network (FinCEN) and if required by such laws or regulations, to share with TRUST information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.  TRUST and DISTRIBUTOR shall comply with all applicable state and federal laws and regulations addressing anti-money laundering and if required by such laws or regulations, to share with LIFE COMPANY information about individuals, entities, organizations and countries suspected of possible terrorist or money “laundering” activities in accordance with Section 314(b) of the USA Patriot Act.

Article II.  REPRESENTATIONS AND WARRANTIES

2.1           LIFE COMPANY represents and warrants that it is an insurance company duly organized and in good standing under the laws of Iowa and that it has legally and validly established each Separate Account as a segregated asset account under such laws.

2.2           LIFE COMPANY represents and warrants that it has registered or, prior to any issuance or sale of the Variable Contracts, will register each Separate Account as a unit investment trust (“UIT”) in accordance with the provisions of the 1940 Act and cause each Separate Account to remain so registered to serve as a segregated asset account for the Variable Contracts, unless an exemption from registration is available.

2.3           LIFE COMPANY represents and warrants that the Variable Contracts are or will be registered under the Securities Act of 1933, as amended (“1933 Act”), unless an exemption from registration is available prior to any issuance or sale of the Variable Contracts.  LIFE COMPANY represents and warrants that the Variable Contracts will be issued and sold in compliance in all material respects with all applicable state and federal laws and further that the sale of the Variable Contracts shall comply in all material respects with state insurance law suitability requirements.  LIFE COMPANY shall be responsible for filing as required Variable Contract forms, applications, marketing materials, and other documents related to the Variable Contracts and/or Separate Accounts with state insurance commissions.

2.4           LIFE COMPANY represents and warrants that the Variable Contracts are currently and at the time of issuance will be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, that it will make every effort to maintain such treatment and that it will notify TRUST immediately upon having a reasonable basis for believing that the Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

2.5           LIFE COMPANY represents and warrants that it shall deliver such prospectuses, statements of additional information, proxy statements and periodic reports of TRUST as required to be delivered under applicable federal or state law and interpretations of state and federal securities regulators thereunder in connection with the offer, sale or acquisition of the Variable Contracts.

2.6           TRUST represents and warrants that the Portfolio shares offered and sold pursuant to this Agreement are or will be registered under the 1933 Act and sold in accordance with all applicable state and federal securities laws, and TRUST shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares.  TRUST shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  TRUST shall register and qualify its shares for sale in accordance with the laws of the various states if and to the extent necessary to perform its obligations under this Agreement.

2.7           TRUST represents and warrants that each Portfolio currently complies, and will continue to comply with the diversification requirements set forth in Section 817(h) of the Code, and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5 (or any successor or similar provisions), and will notify LIFE COMPANY immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance within the grace period afforded by Regulation 1.817-5.

LIFE COMPANY agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of LIFE COMPANY (or, to LIFE COMPANY’s knowledge, of any Variable Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or LIFE COMPANY otherwise becomes aware of any facts that could give rise to any claim against TRUST, DISTRIBUTOR or ADVISOR as a result of such a failure or alleged failure:

(a)           LIFE COMPANY shall promptly notify the TRUST, DISTRIBUTOR and ADVISOR of such assertion or potential claim;

(b)           LIFE COMPANY shall consult with the TRUST, DISTRIBUTOR and ADVISOR as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)           LIFE COMPANY shall use its best efforts to minimize any liability of TRUST, DISTRIBUTOR and ADVISOR resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)           Any written materials to be submitted by LIFE COMPANY to the IRS, any Variable Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by LIFE COMPANY to TRUST, DISTRIBUTOR and ADVISOR (together with any supporting information or analysis) within at least two (2) business days prior to submission;

(e)           LIFE COMPANY shall provide the TRUST, DISTRIBUTOR and ADVISOR with such cooperation as the TRUST, DISTRIBUTOR and ADVISOR shall reasonably request (including, without limitation, by permitting the TRUST, DISTRIBUTOR and ADVISOR to review the relevant books and records of LIFE COMPANY) in order to facilitate review by TRUST, DISTRIBUTOR and ADVISOR of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure; and

(f)           LIFE COMPANY shall not with respect to any claim of the IRS or any Variable Contract owner that would give rise to a claim against TRUST, DISTRIBUTOR and ADVISOR (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the TRUST, DISTRIBUTOR and ADVISOR, which shall not be unreasonably withheld; provided that, LIFE COMPANY shall not be required to appeal any adverse judicial decision unless TRUST and ADVISOR shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that TRUST, DISTRIBUTOR and ADVISOR shall bear the costs and expenses, including reasonable attorney’s fees, incurred by LIFE COMPANY in complying with this clause (f).

2.8           TRUST represents and warrants that each Portfolio invested in by the Separate Account is currently qualified as a “regulated investment company” under Subchapter M of the Code, that it will maintain such qualification under Subchapter M (or any successor or similar provisions) and will notify LIFE COMPANY immediately upon having a reasonable basis for believing any Portfolio has ceased to so qualify or might not so qualify in the future.

2.9           TRUST represents and warrants that, to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, it will have a board of trustees, a majority of whom are not interested persons of the TRUST, formulate and approve any plan under Rule 12b-1 and will comply with applicable provisions and SEC interpretations of the 1940 Act with respect to any such distribution plan.

2.10           TRUST represents that it is lawfully organized and validly existing under the laws of the State of Massachusetts and that it does and will comply in all material respects with applicable state and federal securities laws.

2.11           TRUST represents and warrants that its directors, officers, employees and other persons dealing with the money and/or securities of TRUST are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the TRUST in an amount not less than the minimum coverage as required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.

2.12           DISTRIBUTOR represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer under the 1934 Act.  DISTRIBUTOR further represents that it will distribute TRUST’s shares in accordance with all applicable state and federal securities laws.

2.13           Each party represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party, and, when so executed and delivered, this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

2.14           LIFE COMPANY represents and warrants that all orders for the purchase and sale of TRUST shares submitted to the TRUST (or counted by LIFE COMPANY in submitting a net order under Section 1.6 of the Agreement) for execution at a price based on the NAV per  share of the Portfolios next computed after receipt by LIFE COMPANY on a particular Business Day, will have been received in good order by LIFE COMPANY prior to the time as of which the TRUST calculates its NAV per share on that Business Day, as disclosed in the then-current prospectus for the pertinent Portfolio (the “trading deadline”), in accordance with Rule 22c-1 under the 1940 Act (subject only to exceptions as permitted under Rule 22c-1(c) under the 1940 Act, respecting initial purchase payments on variable annuity contracts, and to the established administrative procedures of LIFE COMPANY as described under Rule 6e-3(T), paragraph (b)(12)(iii) under the 1940 Act respecting premium processing for variable life insurance contracts).

Article III.  PROSPECTUS AND PROXY STATEMENTS

3.1           TRUST shall prepare and be responsible for filing with the SEC and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of TRUST.  TRUST shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 3.1 and all taxes to which an issuer is subject on the issuance and transfer of its shares, and any expenses permitted to be paid or assumed by the TRUST pursuant to Rule 12b-1 under the 1940 Act.

3.2           TRUST will bear the printing costs (or duplicating costs with respect to the statement of additional information) and mailing costs associated with the delivery of TRUST (or individual Portfolio) documents, and any supplements thereto, to existing Variable Contract owners of LIFE COMPANY (regardless of whether such documents are printed together with, or separate from, the documents for other trusts in the Variable Contracts) or rather may provide the LIFE COMPANY with a sufficient number of printed documents pertaining to the following materials:

(a)	prospectuses and statements of additional information;

(b)	annual and semi-annual reports; and

(c)	proxy materials (including, but not limited to, the proxy cards, notice and statement).

If such documents are printed together with documents for other investment options available to the Variable Contract owners, TRUST is only responsible for the pro rata costs of the pages applicable to TRUST.

TRUST shall be responsible for all costs of tabulating the votes of its shareholders.  LIFE COMPANY shall be responsible for all costs of tabulating votes of Variable Contract owners.

LIFE COMPANY will submit any bills for printing, duplicating and/or mailing costs, relating to the TRUST documents described above, to TRUST for reimbursement by TRUST.  LIFE COMPANY shall monitor such costs and shall use its best efforts to control these costs. Upon submission of any bills, LIFE COMPANY will provide TRUST with a current tabulation of the number of existing Variable Contract owners of LIFE COMPANY whose Variable Contract values are invested in TRUST.

3.3           TRUST will provide the LIFE COMPANY, at TRUST’s expense, with the following TRUST (or individual Portfolio) documents, and any supplements thereto:

(a)	electronic PDF format of the current prospectus for printing by the LIFE COMPANY;

(b)	a copy of the statement of additional information suitable for duplication;

(c)	electronic PDF format of proxy material suitable for printing; and

(d)	electronic PDF format of the annual and semi-annual reports for printing by the LIFE COMPANY.

3.4           TRUST will provide LIFE COMPANY with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to the Portfolios promptly after the filing of each such document with the SEC or other regulatory authority.  LIFE COMPANY will provide TRUST with at least one complete copy of all prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, exemptive applications and all amendments or supplements to any of the above that relate to a Separate Account promptly after the filing of each such document with the SEC or other regulatory authority.

3.5           LIFE COMPANY will bear all costs associated with providing copies of prospectuses, statements of additional information, annual and semi-annual reports and other TRUST-related materials to prospective Variable Contract owners.

3.6           Except with respect to information provided by LIFE COMPANY to TRUST in writing, LIFE COMPANY is not responsible for the content of TRUST’s registration statement.

3.7           Except with respect to information provided by TRUST to LIFE COMPANY in writing, TRUST is not responsible for the content of the Variable Contracts’ registration statements.

3.8           For the avoidance of doubt, regulatory materials may be delivered electronically rather than in paper to the extent all laws applicable to such electronic delivery have been met.

Article IV.  SALES MATERIALS; PRIVACY

4.1           LIFE COMPANY will furnish, or will cause to be furnished, to TRUST and DISTRIBUTOR, each piece of sales literature or other promotional material in which TRUST or DISTRIBUTOR is named, at least ten (10) Business Days prior to its intended use.  No such material will be used if TRUST or DISTRIBUTOR objects to its use in writing within five (5) Business Days after receipt of such material.  For the purposes of this Agreement, “in writing” means facsimile transmissions and electronic mail.

4.2           TRUST and DISTRIBUTOR will furnish, or will cause to be furnished, to LIFE COMPANY, each piece of sales literature or other promotional material in which LIFE COMPANY or its Separate Accounts are named, at least ten (10) Business Days prior to its intended use.  No such material will be used if LIFE COMPANY objects to its use in writing within five (5) Business Days after receipt of such material.

4.3           TRUST and its affiliates and agents shall not give any information or make any representations on behalf of LIFE COMPANY or concerning LIFE COMPANY, the Separate Accounts, or the Variable Contracts issued by LIFE COMPANY, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports of the Separate Accounts or reports prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by LIFE COMPANY or its designee, except with the written permission of LIFE COMPANY.

4.4           LIFE COMPANY and its affiliates and agents shall not give any information or make any representations on behalf of TRUST or concerning TRUST other than the information or representations contained in a registration statement or prospectus for TRUST, as such registration statement and prospectus may be amended or supplemented from time to time, or in sales literature or other promotional material approved by TRUST or its designee, except with the written permission of TRUST.

4.5           For purposes of this Agreement, the phrase “sales literature or other promotional material” or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under FINRA rules, the 1940 Act or the 1933 Act.

4.6           Subject to law and regulatory authority, each party hereto shall treat as confidential all information pertaining to the owners of the Variable Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.  Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P.  The provisions of this Section 4.6 shall survive the termination of this Agreement.

Article V. POTENTIAL CONFLICTS

5.1            The Board will monitor TRUST for the existence of any material irreconcilable conflict between the interests of the Variable Contract owners of Participating Insurance Company Separate Accounts investing in the TRUST.  A material irreconcilable conflict may arise for a variety of reasons, including: (a) state insurance regulatory authority action; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the TRUST are being managed; (e) a difference in voting instructions given by variable annuity and variable life insurance contract owners or by contract owners of different Participating Insurance Companies or by qualified retirement plans (or their participants, if applicable) investing in the Portfolios; or (f) a decision by a Participating Insurance Company or a qualified retirement plan to disregard voting instructions of Variable Contract owners or plan participants, if applicable.  The Board shall promptly inform LIFE COMPANY if it determines that a material irreconcilable conflict exists and the implications of such conflict.

5.2           LIFE COMPANY will report any potential or existing conflicts of which it is aware to the Board.  LIFE COMPANY will be responsible for assisting the Board in carrying out its responsibilities under the conditions set forth in the Order, by providing the Board with all information reasonably necessary for it to consider any issues raised.

5.3           If a majority of the Board or a majority of its independent trustees determines that a material irreconcilable conflict exists, LIFE COMPANY, at its expense and to the extent reasonably practicable (as determined by a majority of independent trustees), will take any steps necessary to remedy or eliminate the irreconcilable material conflict, including (1) establishing a new investment option and (2)(a) withdrawing Separate Account assets subject to the conflict from the Portfolio and reinvesting such assets in a different investments medium or (b) submitting the question of whether such withdrawal should be implemented to a vote of all affected Variable Contract owners and, as appropriate, segregating the assets of any group of such participants that vote in favor of such withdrawal or offering those participants the option of making such a change.  LIFE COMPANY will carry out this responsibility with a view only to the interests of the Variable Contract owners.

For the purposes of this Section 5.3, a majority of the independent trustees of the Board shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the TRUST or ADVISOR (or any other investment adviser of the TRUST) be required to establish a new funding medium for any Variable Contract if an offer to do so has been declined by a majority of the Variable Contract owners adversely affected by the conflict.

5.4           No less than annually, the TRUST will request from the LIFE COMPANY such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by the Order.  Such reports, materials, and data shall be requested more frequently if deemed appropriate by the Board.

5.5           If and to the extent Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then TRUST and/or LIFE COMPANY, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

Article VI.  VOTING

6.1           LIFE COMPANY will provide pass-through voting privileges to all Variable Contract owners so long as the SEC continues to interpret the 1940 Act as requiring pass-through voting privileges for Variable Contract owners.  Accordingly, LIFE COMPANY, where applicable, will vote shares of TRUST held by its Separate Accounts in a manner consistent with voting instructions timely received from its Variable Contract owners.  LIFE COMPANY shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions.

6.2           If a material irreconcilable conflict arises because of LIFE COMPANY’s decision to disregard Variable Contract owner voting instructions, and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at the election of the TRUST, to withdraw its Separate Account’s investment in the TRUST, and no charge or penalty will be imposed as a result of such withdrawal.

Article VII.  INDEMNIFICATION

7.1           Indemnification by LIFE COMPANY.  LIFE COMPANY agrees to indemnify and hold harmless TRUST and DISTRIBUTOR and each of their trustees, directors, officers, employees and agents and each person, if any, who controls or is affiliated with TRUST or DISTRIBUTOR within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article VII) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of LIFE COMPANY, which consent shall not be unreasonably withheld) or litigation (including reasonable legal and other expenses), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(a)
arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus, or sales literature for the Variable Contracts or contained in the Variable Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY by or on behalf of TRUST or DISTRIBUTOR for use in the registration statement, prospectus or sales literature for the Variable Contracts or in the Variable Contracts (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

(b)
arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of TRUST not supplied by LIFE COMPANY or persons under its control) or wrongful conduct of LIFE COMPANY or any of its directors, officers, employees or agents, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

(c)
arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature of TRUST or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to TRUST for inclusion therein by or on behalf of LIFE COMPANY; or

(d)	arise as a result of any failure by LIFE COMPANY to substantially provide the services and furnish the materials under the terms of this Agreement; or

(e)
arise out of or result from any material breach of any representation and/or warranty made by LIFE COMPANY in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY.

7.2           LIFE COMPANY shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation incurred or assessed against an Indemnified Party as such may arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to TRUST, whichever is applicable.

7.3           LIFE COMPANY shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified LIFE COMPANY in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY of any such claim shall not relieve LIFE COMPANY from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent LIFE COMPANY has been prejudiced by such failure to give notice.  In case any such action is brought against an Indemnified Party, LIFE COMPANY shall be entitled to participate at its own expense in the defense of such action.  LIFE COMPANY also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from LIFE COMPANY to such party of LIFE COMPANY’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and LIFE COMPANY will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.4           Indemnification by DISTRIBUTOR. DISTRIBUTOR agrees to indemnify and hold harmless LIFE COMPANY and each of its directors, officers, employees, and agents and each person, if any, who controls LIFE COMPANY within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for the purposes of this Article VII) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of

DISTRIBUTOR which consent shall not be unreasonably withheld) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute, or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(a)
arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of TRUST (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to DISTRIBUTOR or TRUST by or on behalf of LIFE COMPANY for use in the registration statement or prospectus for TRUST or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Variable Contracts or TRUST shares; or

(b)
arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature for the Variable Contracts not supplied by DISTRIBUTOR or persons under its control) or wrongful conduct of TRUST or DISTRIBUTOR or persons under their control, with respect to the sale or distribution of the Variable Contracts or TRUST shares; or

(c)
arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, or sales literature covering the Variable Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission or such  alleged statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY for inclusion therein by  or on behalf of TRUST; or

(d)
arise as a result of (i) a failure by TRUST to substantially provide the services and furnish the materials under the terms of this Agreement; or (ii) a failure by a Portfolio(s) invested in by  the Separate Account to comply with the diversification requirements of Section 817(h) of the Code; or (iii) a failure by a Portfolio(s) invested in by the Separate Account to qualify as  a “regulated investment company” under Subchapter M of the Code; or

(e)           arise out of or result from any material breach of any representation and/or warranty made by DISTRIBUTOR or TRUST in this Agreement or arise out of or result from any other material breach of this Agreement by DISTRIBUTOR or TRUST.

7.5           DISTRIBUTOR shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to LIFE COMPANY.

7.6           DISTRIBUTOR shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified DISTRIBUTOR in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify DISTRIBUTOR of any such claim shall not relieve DISTRIBUTOR from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent DISTRIBUTOR has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, DISTRIBUTOR shall be entitled to participate at its own expense in the defense thereof.  DISTRIBUTOR also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from DISTRIBUTOR to such party of DISTRIBUTOR’S election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and DISTRIBUTOR will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.7           The provisions of this Article VII shall survive the termination of this Agreement.

Article VIII.  TERM; TERMINATION

8.1           This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

8.2           This Agreement shall terminate in accordance with the following provisions:

(a)	At the option of TRUST at any time from the date hereof upon 60 days’ notice, unless a shorter time is agreed to by LIFE COMPANY;

(b)
At the option of LIFE COMPANY, if TRUST shares are not reasonably available to meet the requirements of the Variable Contracts as determined by LIFE COMPANY.  Prompt notice of election to terminate shall be furnished by LIFE COMPANY, said termination to be effective thirty (30) days after receipt of notice unless TRUST makes available a sufficient number of shares to reasonably meet the requirements of the Variable Contracts within said thirty (30) day period;

(c)
At the option of LIFE COMPANY, upon the institution of formal proceedings against TRUST or DISTRIBUTOR by the SEC, FINRA or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in LIFE COMPANY’s reasonable judgment, materially impair TRUST’s or DISTRIBUTOR ability to meet and perform their respective obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by LIFE COMPANY with said termination to be effective thirty (30) days after receipt of notice unless such proceedings are dismissed within such thirty (30) day period;

(d)
At the option of TRUST, upon the institution of formal proceedings against LIFE COMPANY by the SEC, FINRA or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in TRUST’s reasonable judgment, materially impair LIFE COMPANY’s ability to meet and perform its obligations and duties hereunder.  Prompt notice of election to terminate shall be furnished by TRUST with said termination to be effective thirty (30) days after receipt of notice unless such proceedings are dismissed within such thirty (30) day period;

(e)
At the option of LIFE COMPANY, in the event TRUST’s shares are not registered, issued or sold in accordance with applicable state or federal law, or such law precludes the use of such shares as the underlying investment medium of Variable Contracts issued or to be issued by LIFE COMPANY.  Termination shall be effective thirty (30) days after notice to TRUST unless such matters are cured by TRUST within such thirty (30) day period;

(f)
At the option of TRUST, if the Variable Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if TRUST reasonably believes that the Variable Contracts may fail to so qualify.  Termination shall be effective thirty (30) days after receipt of notice by LIFE COMPANY unless such matters are cured by LIFE COMPANY within such thirty (30) day period;

(g)
At the option of LIFE COMPANY, upon TRUST’s breach of any material provision of this Agreement, which breach has not been cured to the reasonable satisfaction of LIFE COMPANY within thirty (30)  days after written notice of such breach is delivered to TRUST;

(h)           At the option of TRUST, upon LIFE COMPANY’s breach of any material provision of this Agreement, which breach has not been cured to the reasonable satisfaction of TRUST within thirty (30) days after written notice of such breach is delivered to LIFE COMPANY;

(i)
At the option of TRUST, if the Variable Contracts are not registered, issued or sold in accordance with applicable federal and/or state law.  Termination shall be effective thirty (30) days after notice to LIFE COMPANY unless such matters are cured by LIFE COMPANY within such thirty (30) day period;

(j)
At the option of LIFE COMPANY, in the event that any Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code or under any successor or similar provision, or if LIFE COMPANY reasonably believes that any Portfolio may fail to so qualify, then LIFE COMPANY may terminate such Portfolio as a funding vehicle.  Termination of such Portfolio shall be effective thirty (30) days after notice to the TRUST unless such matters are cured by TRUST within such thirty (30) day period; and

(k)
At the option of LIFE COMPANY, in the event that any Portfolio fails to meet the diversification requirements specified in Article II hereof or if LIFE COMPANY reasonably believes that any Portfolio may fail to meet such diversification requirements, then LIFE COMPANY may terminate such Portfolio as a funding vehicle.  Termination of such Portfolio shall be effective thirty (30) days after notice to the TRUST unless such matters are cured by TRUST within such thirty (30) day period.

8.3           Except in cases described in Sections 8.2(b), (c), (e), (g), (j) and (k), LIFE COMPANY shall not take any actions to terminate this Agreement or exchange, replace or otherwise substitute shares of another investment company or series thereof for shares of the TRUST for a period of eight (8) years following the Effective Date, without the prior written consent of the TRUST and the DISTRIBUTOR.  Thereafter, this Agreement shall automatically renew for successive one (1) year periods beginning with the month and day of the Effective Date unless terminated by mutual written agreement of the TRUST, DISTRIBUTOR and LIFE COMPANY.

8.4           This Agreement and all rights and obligations under this Agreement shall be binding upon the respective successors and assigns of the parties.

Article IX.  NOTICES

Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to LIFE COMPANY:
CUNA Mutual Insurance Society
5910 Mineral Point Road
Madison, WI 53705
Attention: Office of the General Counsel

If to DISTRUBOR or TRUST:
Ultra Series Fund
c/o Madison Asset Management, LLC
550 Science Drive
Madison, WI 53711
Attention: General Counsel

Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.

Article X. MISCELLANEOUS

10.1           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.2           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.3           This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Wisconsin.  It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the SEC granting exemptive relief therefrom and the conditions of such orders.

10.4           The parties agree that the assets and liabilities of each Portfolio are separate and distinct from the assets and liabilities of each other Portfolio.  No Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Portfolio.  No Trustee, officer or agent shall be personally liable for such debt, obligation or liability of any Portfolio.

10.5           Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.   However, such access shall not extend to attorney-client privileged information.

10.6           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.7           No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by TRUST, DISTRIBUTOR and the LIFE COMPANY.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

MOSAIC FUNDS DISTRIBUTOR, LLC By: /s/ Name: Title: President	ULTRA SERIES FUND By: /s/ Name: Title: President
CUNA MUTUAL INSURANCE SOCIETY By: /s/ Name: Title: Vice President

Appendix A
Portfolios

Conservative Allocation Fund
Moderate Allocation Fund
Aggressive Allocation Fund
Money Market Fund
Bond Fund
High Income Fund
Diversified Income Fund
Large Cap Value Fund
Large Cap Growth Fund
Mid Cap Value Fund
Mid Cap Growth Fund
Small Cap Value Fund
Small Cap Growth Fund
Global Securities Fund
International Stock Fund
Target Retirement 2020
Target Retirement 2030
Target Retirement 2040

Appendix B
Separate Accounts

CUNA Mutual Variable Life Insurance Account
CUNA Mutual Variable Annuity Account
CUNA Mutual Group Variable Annuity Account